Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2012 with respect to the consolidated financial statements of Kreher Steel Company, LLC included in the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”) for the year ended December 31, 2011, appearing in the Company’s Current Report on Form 8-K dated April 10, 2012 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois

April 10, 2012